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                                  EXHIBIT 99.3

                  LETTER FROM TERRENCE C. WALSH TO NEIL KOMAI,
           DATED NOVEMBER 22, 1996, OUTLINING TERMS OF STOCK GRANT AS
               COMPENSATION FOR SERVICES RENDERED TO THE COMPANY.



November 22, 1996


Mr. Neil Komai
c/o Tivoli Industries, Inc.
1513 East St. Gertrude Place
Santa Ana, CA  92705

RE:  Common Stock Grant of Shares of Tivoli Industries, Inc. ("Tivoli")

Dear Mr. Komai:

This letter will confirm our understanding that in consideration of your employment by Tivoli as Vice President, Engineering, Tivoli will issue 10,000 shares of its common stock (the "Shares") to you as of December 1, 1996. The issuance of the Shares is contingent, however, on the prior filing of a Registration Statement on Form S-8 by Tivoli, which is expected to occur prior to December 1.

If you have any questions, please give me a call.

Sincerely,

Tivoli Industries, Inc.



By:  /s/ TERRENCE C. WALSH
   ---------------------------------------
     Terrence C. Walsh
     President and Chief Executive Officer